Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

October 17, 2014

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Ladies and Gentleman:

We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (“Whiting”), in connection with the preparation of a Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 thereto (Registration No. 333-183729) (the “Registration Statement”), including the prospectus constituting a part thereof, dated July 11, 2014, and the consent solicitation statement/prospectus supplement, dated October 6, 2014 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by Whiting of an unconditional and irrevocable guarantee (the “Whiting Guarantees”) of the prompt payment, when due, of any amount owed to the holders of the 8.125% Senior Notes due 2019 (the “2019 Notes”), the 5 1⁄2% Senior Notes due 2021 (the “2021 Notes”), and the 5.5% Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2021 Notes, the “Kodiak Notes”), in each case issued by Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Kodiak”), under the Kodiak Notes and the Kodiak Indentures (as defined below) and any other amounts due pursuant to the Kodiak Indentures.

The Kodiak Notes were issued pursuant to (i) the Indenture, dated as of November 23, 2011 (as amended and supplemented to the date hereof, the “2019 Notes Indenture”), among Kodiak, Kodiak Oil & Gas (USA), Inc. (“Kodiak USA”), KOG Finance, LLC (“KOG Finance”), KOG Oil & Gas ULC (“KOG ULC”) and Kodiak Williston, LLC (“Kodiak Williston” and, together with Kodiak USA, KOG Finance and KOG ULC, the “Kodiak Guarantors”), as guarantors, U.S. Bank National Association (the “Trustee”), and Computershare Trust Company of Canada (the “Canadian Trustee”), relating to the 2019 Notes, (ii) the Indenture, dated as of January 15, 2013 (as amended and supplemented to the date hereof, the “2021 Notes Indenture”), among Kodiak, the Kodiak Guarantors, the Trustee, and the Canadian Trustee, relating to the 2021 Notes, and (iii) the Indenture, dated as of July 26, 2013 (the “2022 Notes Indenture” and, together with the 2019 Notes Indenture and the 2021 Notes Indenture, the “Kodiak Indentures”), among Kodiak, the Kodiak Guarantors, the Trustee, and the Canadian Trustee, relating to the 2022 Notes. The Whiting Guarantees will be issued under supplemental indentures, each dated October [17], 2014 (each a “Supplemental Indenture”), to the applicable Kodiak Indenture among Whiting, Kodiak, the Kodiak Guarantors, the Trustee and the Canadian Trustee, to be operative on the completion of 1007695 B.C. Ltd., a wholly-owned subsidiary of Whiting (“Whiting Canadian Sub”), acquiring all of the outstanding common shares of Kodiak and Whiting Canadian Sub and Kodiak amalgamating with Kodiak surviving as a wholly-owned subsidiary of Whiting (the “Arrangement”).

As counsel to Whiting, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Kodiak Indentures; (iii) the Supplemental Indentures; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) each of the Trustee and Canadian Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Kodiak Indentures and Supplemental Indentures and (ii) the Kodiak Indentures and Supplemental Indentures have been duly authorized, executed and delivered by, and represent the valid and binding obligation of, each of Kodiak, the Kodiak Guarantors, the Trustee and the Canadian Trustee, enforceable against Kodiak, the Kodiak Guarantors, the Trustee and the Canadian Trustee, as applicable, in accordance with its terms.

Based upon and subject to the foregoing and the matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Whiting Guarantees, upon completion of the Arrangement, will be legally issued and valid and binding obligations of Whiting, enforceable against Whiting in accordance with their terms.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We are not qualified to practice law in the State of Delaware. This opinion is limited to the effect of the current laws of the State of New York, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or the facts as they currently exist.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP